SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 26, 2001
Date of Report (Date of earliest event reported)

Aperian, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-8164	74-2971167

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3030 North 3rd Street, 7th Floor Phoenix, Arizona		85012

(Address of principal executive offices)		(Zip Code)

(602) 776-0883

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     Retirement and Restructuring of Debt

     On July 26, 2001, Aperian, Inc., a Delaware corporation (the “Registrant”), entered into a loan agreement with the Swiss bank, Pictet & Cie, for $10 million. The loan is partially guaranteed by Goldmann Sachs Bank AG. Interest is payable quarterly and is calculated based on a three-month average of LIBOR plus 1.0%. The term of the loan is one year. Funds from this loan were used in the restructuring of the Registrant's existing debts and capital lease obligations outstanding as of June 30, 2001. As part of this restructuring, the Registrant has repaid and fully satisfied its $20 million convertible preferred note and accrued interest payable to Hewlett-Packard, Inc. through a one-time cash payment of $7.5 million, and has significantly reduced its financial commitments to bandwidth providers Worldcom, Inc. and Genuity, Inc.

     Copies of the Loan Agreement and Guaranty Facility and Security Agreement are filed as exhibits to this report. Reference is made to these agreements for a full statement of the terms and conditions of the loan agreement.

     An additional discussion of the loan agreement between the Registrant and Pictet & Cie is provided in the press release of the Registrant dated August 13, 2001, which is filed as an exhibit to this report.

Item 7. Exhibits.

10.1	Loan Agreement, dated as of July 26, 2001, between Aperian, Inc. and Pictet & Cie.

10.2	Guaranty Facility and Security Agreement, dated as of July 31, 2001, between Aperian, Inc. and von Graffenried, von Burg, Kaufmann, Winzeler Asset Management Ltd., Zurich, AG, as agent for all Guarantors.

99.1	Press release issued by Aperian, Inc., dated August 13, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APERIAN, INC.

Date: August 15, 2001	By: /s/ Kevin Craig Kevin Craig President and Chief Executive Officer

INDEX TO EXHIBITS

10.1	Loan Agreement, dated as of July 26, 2001, between Aperian, Inc. and Pictet & Cie.

10.2	Guaranty Facility and Security Agreement, dated as of July 31, 2001, between Aperian, Inc. and von Graffenried, von Burg, Kaufmann, Winzeler Asset Management Ltd., Zurich, AG, as agent for all Guarantors.

99.1	Press release issued by Aperian, Inc., dated August 13, 2001.